AMENDMENT NUMBER 10 TO
                      TRANSFER AND ADMINISTRATION AGREEMENT


         AMENDMENT NUMBER 10 TO TRANSFER AND ADMINISTRATION AGREEMENT (this "Amendment"), dated as of January 26, 1998 between UNION ACCEPTANCE FUNDING CORPORATION, a Delaware corporation, as transferor (in such capacity, the "Transferor"), UNION ACCEPTANCE CORPORATION, an Indiana corporation, as collection agent (in such capacity, the "Collection Agent"), and ENTERPRISE FUNDING CORPORATION, a Delaware corporation (the "Company") amending that certain Transfer and Administration Agreement dated as of June 27, 1995, as amended as of September 8, 1995, September 29, 1995, March 1, 1996, September 5, 1996, October 31, 1996, December 23, 1996, March 31, 1997, September 29, 1997
and November 24, 1997 (the "Transfer and Administration Agreement").

         WHEREAS, the Transferor and the Company have agreed to make certain amendments to the Transfer and Administration Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         SECTION 1. Defined Terms. As used in this Amendment, and except as otherwise provided in this Section 1, capitalized terms shall have the same meanings assigned thereto in the Transfer and Administration Agreement.

         (a) Section 1.1 of the Transfer and Administration Agreement is hereby amended by deleting the definition of Actual Net Loss and replacing it with the following (solely for convenience changed language is italicized):

                  "Actual  Net  Loss  to  Date"  shall  mean,  on  any  date  of determination, for any applicable period and for any particular Securitized Pool, an amount equal to the cumulative gross charge-offs through the end of the most recent Settlement Period less any recoveries realized through the end of the most recent Settlement Period on charged-off contracts less the Adjustment Factor times the estimated wholesale value of repossessed financed vehicles which have not yet been liquidated (based on the National Auto Research, Black Book together with adjustments related to vehicle condition) less all Reimbursable Dealer Add-ons as determined in accordance with UAC's Credit and Collection Policy relating to Contracts for which Reimbursable Dealer Add-ons have not been received and for which UAC'S Credit and Collection Policy deems such amounts to be collectible, in each case related to specified contracts and receivables included in such Securitized Pool through the most recent Settlement Period."

         (b) Section 1.1 of the Transfer and Administration Agreement is hereby amended by the addition of the following definition in the appropriate alphabetic location:


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                  ""Actual Amount" shall mean, for each Settlement  Period,  the actual liquidation proceeds obtained for the repossessed financed vehicles during such Settlement Period upon the liquidation of the repossessed financed vehicles, as reported on the related Settlement Statement."

                  ""Adjustment  Factor" shall mean, for each  Collection  Period
                  (i) 0%, if the Ratio of Estimated Amount to Actual Amount is greater than 110% for the three most recent Collection Periods or (ii) if the Ratio of Estimated Amount to Actual Amount is less than 110% for the three most recent Collection Periods, the percentage equivalent of a fraction, the numerator of which is 1 and the denominator of which is the highest Ratio of Estimated Amount to Actual Amount for the six most recent Collection Periods."

                  ""Estimated Amount" shall mean, for each Settlement Period, the wholesale value of repossessed financed vehicles which have not been liquidated as previously estimated by the Collection Agent for all Securitized Pools in the aggregate, as reported on the related Settlement Statement."

                  ""Ratio of the Estimated Amount to the Actual Amount" shall mean, for each Collection Period, the ratio of (a) Estimated Amount to (b) Actual Amount."

         (c) Section 5.2(j) of the Transfer and Administration Agreement is hereby amended by deleting such section and replacing it with the following (solely for Convenience changed language is italicized):

                  Minimum Standards of an Independent UAC. Following complete divestiture by Union Federal Savings Bank of Indianapolis of its equity interest in UAC, UAC shall not, subsequent to such divestiture (i) (A) as at the end of each fiscal year, fail to maintain consolidated shareholder's equity (calculated in accordance with generally accepted accounting principles) of at least $50,000,000 and (B) as at the end of each fiscal quarter, have a ratio of Consolidated Total Debt to the sum of Subordinated Debt plus Consolidated Tangible Net Worth greater than 7.5:1.0 (where the Warehouse Facility balances utilized in such calculation are the average quarterly balances determined using the Warehouse Facility balances at the end of each month in the relevant quarter) (capitalized terms used in this clause are defined in Exhibit P) or (ii) have a long-term senior unsecured debt rating lower than BB+ from Fitch Investors Service, Inc. or the equivalent by Moody's or Standard and Poor's.

         SECTION 2. Limited Scope. This amendment is specific to the circumstances described above and does not imply any future amendment or waiver of rights allocated to the Company, the Transferor, Union Acceptance Corporation, the Collection Agent, the Administrative Agent or the Collateral Agent under the Transfer and Administration Agreement.


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         SECTION 3.  Governing  Law.  THIS  AMENDMENT  SHALL BE  GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         SECTION 4. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 5. Ratification. Except as expressly affected by the provisions hereof, the Transfer and Administration Agreement as amended shall. remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Transfer and Administration Agreement to "this Agreement", "hereunder", "herein" or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended by this Amendment.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment Number 10 as of the date first written above.

                                           ENTERPRISE FUNDING CORPORATION,
                                           as Company


                                     By: /s/ Stewert Cutler
                                        -----------------------------------
                                    Name: Stewert Cutler
                                   Title:


                                           UNION ACCEPTANCE FUNDING CORPORATION
                                           as Transferor


                                     By: /s/ Leeanne W. Graziani
                                        -----------------------------------
                                    Name: Leeanne W. Graziani
                                   Title: Vice President


                                           UNION ACCEPTANCE CORPORATION
                                           as Collection Agent


                                     By: /s/ Rick A. Brown
                                        -----------------------------------
                                    Name: /s/ Rick A. Brown
                                   Title: Vice President and Chief Financial
                                          Officer